Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 3.1

LEGENCE CORP.

CERTIFICATE OF INCORPORATION

ARTICLE ONE

The name of the corporation is Legence Corp.

ARTICLE TWO

The address of the corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

The total number of shares of stock which the corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value one cent ($0.01) per share.

ARTICLE FIVE

The name and mailing address of the sole incorporator are as follows:

Martin O’Brien

c/o Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

ARTICLE SIX

The corporation is to have perpetual existence.

ARTICLE SEVEN

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the bylaws of the corporation.

ARTICLE EIGHT

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation. Election of directors need not be by written ballot unless the bylaws of the corporation so provide.

Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

ARTICLE NINE

To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director or officer of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this ARTICLE NINE to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law as so amended. Neither the amendment nor repeal of this ARTICLE NINE, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE NINE, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director or officer of the Corporation existing at the time of such amendment, repeal, adoption or modification.

ARTICLE TEN

The corporation expressly elects not to be governed by §203 of the DGCL.

ARTICLE ELEVEN

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE TWELVE

To the fullest extent permitted from time to time under the laws of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. Neither the amendment nor repeal of this ARTICLE TWELVE, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE TWELVE, nor, to the fullest extent permitted by the DGCL, any modification of law shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities or which such officer, director, or stockholder becomes aware prior to such amendment, repeal, adoption or modification.

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Confidential Treatment Requested by Legence Corp.

Pursuant to 17 C.F.R. Section 200.83

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on this 9th day of January 2025.

/s/ Martin O’Brien
Martin O’Brien
Sole Incorporator